Exhibit 99.12

To:

VOA Group S.p.A.

Viale Lino Zanussi,3 33170 Pordenone (Italy)

Attention: Piercarlo Gramaglia

Attention: Alberto Nogarotto

VOA Holding S.A.

26, Boulevard Royal

L-2449 Luxembourg

Attention: Giorgio Bianchi

16 May 2022

Ref: VOA Group S.p.A. - Pledge over shares - acceptance

Dear Sirs,

We hereby acknowledge receipt of the proposal of VOA Holding S.A. relating to entering into a deed of pledge over shares, which we reproduce herein below duly signed and initialized on each page for unconditional and irrevocable acknowledgement and acceptance.

"To:

Nomadix Holdings LLC

1209 Orange St., New Castle, WILMINGTON, DE 19801

USA

Attention: Jack Brannelly

VOA Group S.p.A.

Viale Lino Zanussi,3

33170 Pordenone (Italy)

Attention: Piercarlo Gramaglia

Attention: Alberto Nogarotto

16 May 2022

Ref: VOA Group S.p.A. - Pledge over shares - proposal

Dear Sirs,

Following our recent discussions, please find attached hereunder our proposal concerning the terms and conditions of the deed of pledge over shares:

***

THIS DEED OF PLEDGE OVER SHARES is made between:

(1)	VOA Holding S.A., a public limited company (societe anonyme) incorporated and existing under the laws of Luxembourg, with registered office at 26, Boulevard Royal, L-2449 Luxembourg', corporate capital Euro 256,932.00, registered with the Register of Commerce and Companies of Luxembourg (Registre de Commerce et des Societes, Luxembourg), Section B under no. 239150, represented by Giorgio Bianchi and Tiffany Halsdorf hereinafter being referred to as the"Pledgor'';

- on one side, and

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(2)	NOMADIX HOLDINGS LLC, a limited liability company duly organized and existing under the laws of Delaware (USA), with registered address at 1209 Orange St., New Castle, WILMINGTON, DE 19801, with the Delaware Business Registry File Number 7506079, represented by Edward L. Helvey, acting in his capacity as manager as secured creditor hereinafter being referred to as the "Pledgee"; or as the"Secured Creditor(s)";

- on the other side, and

(3)	VDA Group S.p.A., a company incorporated under the laws of Italy with registered office in Pordenone, Via Lino Zanussi 3, CAP 33170, corporate capital of Euro 172,233.50, registered under the Companies Registry of Pordenone under no. 00976420307, only for the purpose of acknowledgement and acceptance of the provisions set forth hereunder, represented by Piercarlo Gramaglia hereinafter being referred to as the "Company"

The Pledgor and the Pledgee being hereinafter referred to as the"Parties" or, individually, a "Party".

BACKGROUND:

(A)	On or about the date hereof, the Pledgor as borrower and the Secured Creditors, as lender, entered into an investor senior loan agreement (the "Loan Agreement"), whereby the Secured Creditors undertook to grant a convertible loan facility amounting to US Dollar $6,500,000 to the Pledgor (the "Loan"); a description of the main terms of the Loan is enclosed herewith in Schedule 1 (Description of the Secured Obligations);

(B)	In relation to the above, the Pledgor is required, inter a/ia, to grant a pledge over the Shares (as defined below) in order to secure the fulfilment by the Pledgor of all the obligations vis-a-vis the Secured Creditors (as defined below) under the Loan;

(C)	At the date hereof, the Pledgor has full and unencumbered title to (detiene, in piena e libera proprieta) no. 6,499 ordinary shares of the Company, which are issued in book-entry form (form dematerializzata) and registered in the name of the Pledgor in the securities account no. LU55 2981 0000 0005 6707 opened by the Pledgor with the Depositary (as defined below) (the "Securities Account"), representing in aggregate a stake equal to 100% of the share capital of the Company (the "Shares");

(D)	The Pledgor hereby intends to secure all its obligations vis-a-vis the Secured Creditors under the Loan by granting a first ranking pledge, in favour of the Secured Creditors, over the Shares of the Company in accordance with the terms set forth below;

IT IS AGREED as follows.

1.	INTERPRETATION

1.1	Definitions

(a) Save as otherwise provided herein defined terms shall have the same meaning attributed to them in the Loan Agreement, as applicable.

(b) Unless expressly provided to the contrary in this Deed, in this Deed:

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"Bankruptcy Law" means the Italian' Royal Decree of 16 March 1942, No. 267, as amended, supplemented or replaced from time to time also by the New Bankruptcy Law.

"Borrower" means the Pledgor as borrower under the Loan. "Business Day" has the meaning ascribed to it in the Loan Agreement.

"Collateral" means the Shares and the Related Assets.

"Deed" means this deed of pledge over Shares.

"Decree 170" means Italian Legislative Decree No. 170 of 21 May 2004 (Attuazione de/la direttiva 2002/47/CE, in materia di contratti di garanzia finanziaria).

"Depositary" means BPER Bank Luxembourg SA.

"Dividends" means all the dividends (dividendi) and accounts on dividends (acconti sui dividendi)

relating to the Shares.

"Event of Acceleration" means the occurrence of one or more Events of Default following which the Secured Creditors have given to the Borrower the notice set out in Clause 11 of the Loan Agreement.

"Event of Default" means the occurrence of any Event of Default under Clause 11 of the Loan Agreement.

"Italian Civil Code" means the Italian codice civife.

"Law on Financial Collateral" means Luxembourg Law of 5 August 2005 on financial collateral arrangements.

"Italian Financial Act" means the Italian Legislative Decree no. 58 I 1998, as amended from time to time.

"New Bankruptcy Law" means Legislative Decree of 12 January 2019, No. 14.

"New Shares" means all the shares in the Company, of any class (categoria), which the Pledgor may subscribe to or otherwise acquire after the execution of this Deed, including, without limitation, the shares subscribed to following a share capital increase of the Company, whether for consideration or without consideration (aumento def capitafe a titofo oneroso or aumento def capitafe a titofo gratuito).

"Party" means a party to this Deed.

"Pledge" means the security interests referred to in Clause 2 (Pledge), created for the benefit of the Secured Creditors in accordance with Italian law. It is understood that the term "Pledge" also includes any and all security interests pursuant to Clause 5 (Extension of the Pledge).

"Related Administrative Rights" means any and all administrative rights (diritti amministrativ1) relating to the Shares referred to under article 2352, paragraph 6, of the Italian Civil Code, including, without limitation, the right to intervene in the meetings of the shareholders of the Company, the right to request the adjournment of the meeting, the right to challenge the resolution pursuant to article 2377 of the Italian Civil Code, the right to ask the directors to call the meeting pursuant to article 2367, paragraph 1, of the Italian Civil Code, and the right to withdraw from the Company pursuant to article 2437 of the Italian Civil Code.

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"Related Assets" means:

(a)	all securities, financial instruments (including, without limitation, warrants for the subscription or the purchase of shares, of any class (categoria), of the Company, as well as any bond convertible into shares of the Company, whether issued by the Company or by any other person) or negotiable instruments of any nature, distributed or to be distributed by the Company, or subscribed to or otherwise acquired by the Pledgor, in relation to the Shares or to the New Shares;

(b)	all the assets, securities or rights, of whatever nature, attributed or to be attributed to the Pledgor in relation to the Shares or to the New Shares following the winding-up (/iquidazione) of the Company, transformation (trasformazione) of the Company, reduction in the share capital of the Company (including, without limitation, any reduction following the withdrawal, even in part, of the Pledgor or the demerger of the Company), merger by incorporation of the Company into another entity, or merger by amalgamation of the Company with another entity;

(c)	the consideration paid or to be paid to the Secured Creditors following any disposal, pursuant to article 2352, paragraph 2, of the Italian Civil Code, of the option rights (diritti di opzione) relating to the Shares or to the New Shares, which are not exercised by the Pledgor;

(d)	the consideration paid or to be paid to the Secured Creditors following any disposal, pursuant to article 2352, paragraph 4, of the Italian Civil Code, of the shares of the Company not entirely released (non interamente liberate) and pledged pursuant to this Deed; and

(e)	the consideration paid or to be paid to the Secured Creditors following the early sale (vendita anticipata), pursuant to article 2795 of the Italian Civil Code, of the Shares, of the New Shares or of any assets referred to in this definition.

"Relevant Entity" means any person that has made a payment to discharge the Secured Obligations;

"Secured Creditor(s)" means NOMADIX HOLDINGS LLC and any of its successors or assignees (successori a titolo partico/are, successori a titolo universale or aventi causa) under the Note.

"Secured Obligations" has the meaning given to it pursuant to Clause 3 (Secured Obligations).

"Secured Period" means the period included between the date of execution of this Deed and the date when:

(a)	any and all the Secured Obligations are fully discharged (including by complete conversion of the Loan) and each payment made by any Relevant Entity is not subject to the terms for claw back (revoca) or ineffectiveness (inefficacia) referred to under articles 65 and 67 of the Bankruptcy Law or pursuant to articles 164 and 166 of New Bankruptcy Code (as from its date of entry into force) or under any other law applicable to the Relevant Entity, it being understood that where a Relevant Entity is subject to insolvency proceedings before the expiry of the terms referred to above, the Secured Period shall be deemed to have been extended until the earlier date between:

(i)	the date of closure of the insolvency proceedings;

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(ii)	the date of issue of a final judgment rejecting any action to revoke any payment (azione revocatoria) made to fulfil the Secured Obligations and/or any action under article 65 of the Bankruptcy Law or article 164 of the New Bankruptcy Code (as from the relevant date of entry into force) or other similar provision applicable in the jurisdiction in which the Relevant Entity has been subject to such insolvency proceedings, concerning any of the above payments; and

(iii)	the date of prescription, pursuant to article 69-bis of the Bankruptcy Law or article 170 of the New Bankruptcy Code (as from the date of its entry into force), or other similar provision applicable in the jurisdiction in which the Relevant Entity has been subject to such insolvency proceedings, any revocatory action (azione revocatoria) concerning any payment made to fulfil the Secured Obligations and/or any action pursuant to article 65 of the Bankruptcy Law or Article 164 of the New Bankruptcy Code (as from the relevant date of entry into force) or any other similar provision applicable in the jurisdiction in which the Relevant Entity has been subject to such insolvency proceedings, concerning any of the above payments, or, in alternative to paragraph (a) above;

(b)	the following conditions have been fulfilled:

(i)	any Secured Obligation is fully and unconditionally discharged;

(ii)	no Event of Default has occurred and persists;

(iii)	the Pledgor has provided the Secured Creditors, with reference to any Relevant Entity, with the documents indicated below that, with the sole exception of the documents under (A) below, shall not be dated earlier than 5 (five) Business Days prior to the date when the condition under paragraph (i) has occurred:

(A)	copy of the last two yearly financial statements, evidencing that its corporate capital has not been reduced for losses according to article 2482-bis of the Italian Civil Code (or any corfesponding law provision applicable in the jurisdiction where the Relevant Entity has its registered office);

(B)	a certificate (certificato di vigenza) issued by the competent chamber of commerce that confirms that no insolvency proceedings have been initiated in relation to the Relevant Entity (or any corresponding document available in the jurisdiction where the Relevant Entity has its registered office, if existing);

(C)	a declaration by the chairman of the board of directors or by the sole director (or other competent management body) of the Relevant Entity, confirming that:

(aa) as of the date of the declaration, no insolvency proceeding is pending in relation to the Relevant Entity, nor it has been requested by third parties or by the Relevant Entity itself that an insolvency proceeding is initiated;

(bb) as of the date of the declaration, the Relevant Entity is not insolvent, nor, as long as the Relevant Entity is aware of, is in a situation provided in articles 2482-bis or 2482-ter or 2446 or 2447 of the Italian Civil Code, as the case may be (or any corresponding law provisions applicable in the jurisdiction where the Relevant Entity has its registered office);

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(cc) the Relevant Entity has not become insolvent, nor it will become insolvent following the payment made under the Note;

(dd) as of the date of the declaration, the Relevant Entity is not in a situation of crisis, nor it has difficulties in fulfilling its payment obligations; and

(D)	a visura protesti confirming that the Relevant Entity is not subject to any legal proceeding for a protesto (or the corresponding document, if any, available in the jurisdiction where the Relevant Entity has its registered office, if existing).

"Securities Account" has the meaning given to that term in Recital (C).

"Shares" has the meaning given to that term in Recital (C).

"Voting Rights" means the voting rights relating to the Shares.

1.2	Construction

In this Deed, a reference to a Recital and Schedule is to a recital and schedule of this Deed.

2.	PLEDGE

The Pledgor grants herewith a first ranking pledge over the Shares in favour of the Secured Creditors (the "Pledge") as security for the full and unconditional performance of the Secured Obligations (as defined below) for a maximum amount equal to $13,000,000.00 (thirteen million U.S. dollars).

3.	SECURED OBLIGATIONS

3.1	The Pledge secures for its entire value, and without the obligation of prior enforcement of the principal obligation or any other guarantee securing the Secured Obligations all present and future obligations, monies and indemnities (whether direct or indirect, absolute or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Secured Creditors (or any of them) pursuant to the Loan, in each case whether on account of:

(a)	principal and interest (including default interests);

(b)	fees, indemnities, costs (including legal costs), charges, taxes, compensation for damages, expenses or otherwise;

(c)	the payment obligations and the commitments undertaken by the Pledgor pursuant to this Deed;and

(d)	reimbursement obligations arising from the invalidity, ineffectiveness or unenforceability of the obligations referred to under paragraph (a) to (c) or from clawback or revocation of any payment to discharge any of such obligations.

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3.2	The credits and the rights of the Secured Creditors and the relative obligations of the Pledgor as specified in the Clause 3.1 above, in security of which the Pledge under this Deed is created, are defined collectively as"Secured Obligations".

3.3	It is understood that, if one or more of the Secured Obligations described in Clause 3.1 above is declared invalid or unenforceable for whatever reason, this shall not affect the validity and enforceability of this Deed, which shall continue to secure the full and unconditional performance of all the other Secured Obligations referred to in this Clause 3 (Secured Obligations).

4.	FORMALITIES FOR THE CREATION OF THE PLEDGE

(a)	The Parties hereby acknowledge that the Shares are dematerialized and deposited in the Securities Account.

(b)	Upon execution of this Deed, the Parties shall jointly inform the Depositary, with a notice in the form set out in Schedule 2 (Notice to Depositary), that the Shares have been pledged to the benefit of the Secured Creditors, and that according to the agreement of the Parties the Depositary shall act in compliance with the Secured Creditors' instructions relating to the Shares and without any further agreement or confirmation by the Pledgor.

(c)	The Pledgor and the Pledge will execute an escrow agreement as requested by the Depositary.

(d)	By no later than 30 May 2022, the Pledgor shall ensure that the Depositary delivers to the Secured Creditors an account statement of the Securities Account in authentic form or under private seal (A) showing that the Shares are deposited therein, (B) showing that that the formalities of registration of the Pledge in favour of the Secured Creditors have been duly carried out and (C) acknowledging the instructions contained in the Notice to Depositary.

5.	EXTENSION OF THE PLEDGE

5.1	Extension

The Pledge shall extend to any New Shares and the Related Assets.

5.2	New Shares

(a)	With reference to any New Shares subscribed to by the Pledgor, the Pledgor shall:

(i)	execute and deliver to the Secured Creditors, a deed substantially in the form of this Deed;

(ii)	procure that the Company ensures that the Depositary:

promptly carries out the formalities described under Article 4(a) above in relation to the New Shares;

(b)	delivers to the Secured Creditors the account statement set forth under Article 4(c) above in relation to the New Shares. In addition to the actions specified at paragraph (a) above, the Pledgor shall promptly take (and procure that the Company takes) all actions and shall execute (and procure that the Company executes) all documents reasonably requested by the Secured Creditors, for the valid and enforceable extension of the Pledge to the New Shares.

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5.3	Related Assets

With reference to each of the Related Assets, the Pledgor shall promptly:

(a)	take all actions and execute all documents, including, without limitation, a deed substantially in the form of this Deed, requested by the Secured Creditors, for the valid and enforceable extension of the Pledge to each of the Related Assets; and

(b)	procure that the Company takes all actions and execute all documents requested by the Secured Creditors, in connection with the extension of the Pledge to each of the Related Assets.

5.4	Provisions governing the New Shares and the Related Assets

To the extent applicable and as this Deed may be supplemented by the documents referred to in Clause 5.2 (New Shares) or Clause 5.3 (Related Assets), the provisions of this Deed shall apply to the security created over any New Shares (and, for this purpose, references to the Shares in this Deed shall include the New Shares) and to the security created over each of the Related Assets (and, for this purpose and to the extent applicable, references to the Shares in this Deed shall include each of the Related Assets).

6.	VOTING RIGHTS AND DIVIDENDS

6.1	Voting Rights and Related Administrative Rights

Except as set out in Clause 6.2 (Exercise of the Voting Rights and Related Administrative Rights by the Secured Creditors), the Pledgor shall be entitled to exercise the Voting Rights and the Related Administrative Rights, provided that the Pledgor undertakes not to exercise the Voting Rights and the Related Administrative Rights in a manner which could adversely affect the validity or enforceability of the Pledge.

The Pledgor undertakes to submit to the Secured Creditors in timely fashion - as reasonably practicable - a copy of any notice of calling of any shareholders' meeting or other notice which it receives with regard to the Shares and which may be considered relevant for the purposes of the security created herein, t least 5 (five) Business Days prior to the date established for the meeting, and in any case within 5 (five) Business Days of the receipt of the notice or communication; also copy of the minutes shall be delivered, within 7 (seven) Business Days of the meeting.

For so long that the Pledgor is entitled to exercise the Voting Rights and the Related Administrative Rights, the Secured Creditors, upon request of the Pledgor, shall do whatever may be reasonably expected by them to allow the Pledgor to exercise such rights.

6.2	Exercise of the Voting Rights and Related Administrative Rights by the Secured Creditors

(a)	If an Event of Default has occurred and is continuing, the Secured Creditors shall be entitled (but not obliged) to exercise the Voting Rights and the Related Administrative Rights.

(b)	For the purposes of paragraph (a) above, the Secured Creditors shall send a notice to the Company and the Pledgor informing the latter that the Secured Creditors intend to exercise the Voting Rights and the Related Administrative Rights and, as a result of such notice:

(i)	the Pledgor shall automatically lose their right to exercise the Voting Rights and the Related Administrative Rights; and

(ii)	only the Secured Creditors, also pursuant to article 2352, paragraph 1, of the Italian Civil Code, shall have the right to exercise the Voting Rights and the Related Administrative Rights.

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6.3	Dividends

Except as set out in Clause 6.4 (Dividends to the Secured Creditors), the Pledgor shall have the right to collect and retain the Dividends.

6.4	Dividends to the Secured Creditors

(a)	Only if an Event of Default has occurred and is continuing, the Secured Creditors shall send a notice to the Company and the Pledgor informing them that an Event of Default has occurred and, as a result of such notice:

(i)	the Pledgor shall automatically lose their right to receive the Dividends; and

(ii)	only the Secured Creditors, pursuant to article 2791 of the Italian Civil Code, shall have the right to receive the Dividends.

(b)	Therefore, in any case the Pledgor shall have the right to collect and retain the Dividends, prior to receipt by the Pledgor of a notice sent by the Secured Creditors, under paragraph (a) above.

7.	ENFORCEMENT OF THE PLEDGE

(a)	Upon occurrence of an Event of Acceleration and at any time thereafter, the Secured Creditors, without prejudice to any other right, action or power to which they may be entitled under the applicable provisions of law, may:

(i)	pursuant to article 2797 of the Italian Civil Code, proceed to the sale of the Shares provided that after serving on the Pledgor an injunction (intimazione) requiring discharge of the Secured Obligations, no full and unconditional performance of the obligations which are the object of the injunction occurs within 5 (five) days of the serving of the injunction. in relation to the sale referred to under this paragraph (a)(i), the Parties expressly agree that the Secured Creditors may carry out the sale of the Shares, in whole or in part, in one lump or in several instalments, against payment in cash or in kind, by auction or by private agreement, against bullet payment or an advance of part of the price. The Secured Creditors shall pay the Pledgor any amount remaining and outstanding after the full discharge of the Secured Obligation; and

(ii)	under article 4 of Decree 170:

(A)	seize (appropriarsi de/le) the Collateral up to the value of the Secured Obligations in accordance with article 4, paragraph 1(b), of Decree 170; and/or, at their sole discretion

(B)	proceed to the sale of the Collateral in accordance with article 4, paragraph 1(a), of Decree 170 and apply the proceeds of such sale in satisfaction of the Secured Obligations.

(b)	In relation to any enforcement action taken by the Secured Creditors under paragraph (a)(ii) above, the Secured Creditors, under article 4, paragraph 2, of Decree 170, will promptly notify the Pledger (or, if applicable, the competent bodies of the reorganisation or liquidation proceedings, as the case may be) of the enforcement actions actually taken and of the proceeds of any such enforcement action.

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(c)	The Parties expressly acknowledge and agree that, in relation to the Pledge, any Event of Acceleration shall constitute an "evento determinante l'escussione de/la garanzia" under and for the purposes of Decree 170.

(d)	Nothing in this Clause 7 (Enforcement of the Pledge) shall prejudice any other form of enforcement of the Pledge provided by applicable law (including Luxembourg law), including, without limitation, the possibility for the Secured Creditors to request the assignment of the Shares, in whole or in part, in compliance with article 2798 of the Italian Civil Code or any corresponding Luxembourg law provision, provided that the Secured Creditors shall pay the Pledgor any amount remaining and outstanding after the full discharge of the Secured Obligations.

8.	REPRESENTATIONS AND WARRANTIES

(a)	The Pledgor represents and warrants to the Secured Creditors as follows:

(i)	the Pledgor is the only owner of the Shares, which are not subject to any security interest, diritto reale di godimento, or other personal or real right (diritto di credito or diritto rea/e) other than, and except for, the Pledge under this Deed;

(ii)	the Shares have been issued, subscribed and fully paid-up, in full compliance with the applicable provisions of Italian law;

(iii)	the Shares are not subject to attachment, seizure or to any other measure restraining the capacity to dispose of or benefit from them;

(iv)	subject to the perfection of the formalities provided herein as well as under the applicable law and regulations, pursuant to this Deed the Pledgor creates over the Shares a first priority security interest (causa /egittima di prelazione) in favour of the Secured Creditors as security for the full and unconditional performance of the Secured Obligations;

(v)	the creation of the Pledge is not in breach of the applicable law and does not violate any terms of the constitutional documents of the Pledgor or of the Company, and the Pledgor has duly complied with all the obligations provided for under the applicable law and its constitutional documents for the execution of this Deed;

(vi)	the Company is a societa per azioni duly incorporated and validly existing under the laws of Italy, is not subject to any insolvency proceedings (procedure concorsua/i) or winding-up (procedura di liquidazione), and has not disposed or is going to dispose of its assets to its creditors pursuant to article 1977 of the Italian Civil Code. There is no ground for the dissolution (scioglimento) of the Company;

(vii)	neither the Pledgor nor the Company are insolvent (in stato di inso/venza);

(viii)	no circumstance exists which could legitimate the withdrawal (recesso) of the Pledgor from the Company, nor is the Company in the situation described, respectively, in articles 2446 and 2447 of the Italian Civil Code;

(ix)	the execution by the Pledgor of this Deed complies with the Pledgor's interest and corporate benefit.

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(b)	The representations and warranties made in paragraph (a) above are made on the date hereof and shall be understood as having been repeated, with reference to circumstances which may exist from time to time, on the last day of every calendar month.

9.	UNDERTAKINGS

Until the date of release of the Shares from the Pledge and in any event save as otherwise provided in the Loan Agreement, the Pledgor shall:

(a)	promptly upon becoming aware of them, notify the Secured Creditors, of:

(i)	any claim or legal action, by whoever it was brought and of whatever nature, whether in Italy or abroad, in relation to the Shares; and

(ii)	the filing of a request or application aimed at subjecting the Company to an insolvency proceeding (procedura concorsuale) or at obtaining the invalidity (nu/lita) of the Company;

(b)	except as provided for in this Deed, not create, and not undertake to create, over the Shares, any security interest, diritto reale di godimento or other personal or real right (diritto di credito or diritto reale);

(c)	if it is entitled to exercise the Voting Rights, unless authorised in writing by the Secured Creditors, abstain from voting in favour of proposals for shareholders' resolutions (proposte di delibere assemblean) that relate to a capital increase in kind (aumento def capitale in natura) by the Company;

(d)	also pursuant to article 1379 of the Italian Civil Code refrain from selling, exchanging or in any way disposing of the Shares in any manner whatsoever, and refrain from undertaking to sell, exchange or in any way dispose of the Shares in any manner whatsoever;

(e)	execute (and procure that the Company executes) each deed, agreement, document, act or certificate, and take (and procure that the Company takes) all the actions, which, in the reasonable opinion of the Secured Creditors, are either necessary or useful for a valid and enforceable:

(i)	creation of the Pledge, in compliance with the provisions of this Deed;

(ii)	extension of the Pledge to the New Shares and to each of the Related Assets, in compliance with the provisions of this Deed; and

(iii)	continuation of the Pledge upon the occurrence of one or more situations described in Clause 12 (Continuation of the Pledge), in compliance with the provisions of this Deed;

(f)	co-operate with the Secured Creditors in order to protect their rights in relation to the Shares against any claims made by any third parties;

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(g)	promptly inform the Secured Creditors in relation to any event described in articles 2446 and

2447 of the Italian Civil Code;

(h)	obtain the prior written consent of the Secured Creditors in relation to the amendments to the by-laws (statuto) of the Company which could have a material adverse effect on the Pledge and promptly send to the Secured Creditors a copy of the by-laws (statuto) of the Company in force from time to time;

(i)	procure that the Company abstains from exercising the powers provided for under article 2447-bis, paragraph 1, sub-paragraphs (a) and (b), of the Italian Civil Code;

(j) at its own expense, promptly send to the Secured Creditors copies of all the communications and any other documents received from or sent to the Company, or relating to the Collateral, which affect the Collateral or the rights of the Secured Creditors under this Deed;

(k) procure that the Company does not amend and does not undertake to amend the rights and powers, whether of administrative or of financial nature, relating to the Shares, and does not issue or undertake to issue any shares of any other type (azioni di altre categorie) other than ordinary shares (azioni ordinarie) or any bonds (obb/igaziom) or other financial instruments of any nature whatsoever.

10.	NOTICES

(a)	All the communications and notices relating to or in any way connected with this Deed or the Pledge shall be made by registered letter with return receipt, e-mail, Piego Raccomandato, (in such case, the relevant communication shall be made in the body of the certified email or attached thereto, as long as the attachment is autonomously bearing a certified date, pursuant to and in accordance with article 2800 of the Italian Civil Code) and, without prejudice to the provisions of paragraph (d) of this Clause 10 (Notices), shall be sent to the addresses specified in paragraph (b) below.

(b)	Without prejudice to the provisions of paragraph (d) of this Clause 10 (Notices), all the notices relating to or in any way connected with this Deed or the Pledge shall be sent as follows:

(c)	if to the Pledgor:

VDA Holding S.A.

26, Boulevard Royal

L-2449 Luxembourg

Attn: Giorgio Bianchi

Attn: Tiffany Halsdorf

Email: qbianchi@essedi.lu

Email: thalsdorf@essedi.lu

With a copy to:

Moses & Singer LLP

405 Lexington Ave.

New York, N.Y. 10174

USA

Attn: Allan Grauberd, Esq.

Attn: Francesco DiPietro, Esq.

Email: agrauberd@mosessinger.com

Email: fdipietro@mosessinqer.com

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With a copy to:

Gianni & Origoni

Via delle Quattro Fontane, 20

1-00184 Roma {Italy)

Attention of: Avv. Raimondo Premonte

Email: rpremonte@gop.it

if to the Secured Creditors:

Nomadix Holdings LLC

1209 Orange St., New Castle,

WILMINGTON, DE 19801 USA

Email: jack@gatewh.com

With a copy to:

CBA Studio Legale

Corso Europa 15

1-20122 Milan

Email: francesco.dialti@cbalex.com

With a copy to

DSM Avocats a la Cour

55-57, rue de Merl

L-2146 Luxembourg

Attn. Mario Di Stefano

Email: mdistefano@dsm.legal

if to the Company:

VDA Group S.p.A.

Viale Lino Zanussi,3

33170 Pordenone {Italy)

Attn: Piercarlo Gramaglia

Attn: Alberto Nogarotto

Email: piercarlo.gramaglia@vdagroup.com Email: alberto.nogarotto@vdagroup.com

With a copy to:

Moses & Singer LLP

405 Lexington Ave.

New York, N.Y. 10174

Attn: Allan Grauberd, Esq.

Attn: Francesco DiPietro, Esq.

Email: agrauberd@mosessinger.com

Email: fdipietro@mosessinger.com

With a copy to:

Gianni & Origoni

Via delle Quattro Fontane, 20

00184 Roma {Italy)

Attention of: Avv. Raimondo Premonte

Email: rpremonte@gop.it

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(d)	Each Party and as the case may be the Company may notify the other Party and as the case may be the Company, with at least a 5 (five) Business Days' advance notice, of the different address where it wishes to receive all the communications and notices relating to or in any way connected with this Deed or the Pledge, provided that, for the purpose of any notices and communications to be served in the context of judicial proceedings in Italy relating to the Pledge, the Pledgor hereby irrevocably elects its domicile at the registered office of the Company at Viale Lino Zanussi, 3, 33170 Pordenone (Italy).

11.	EXPENSES AND INDEMNITIES

(a)	All the reasonable expenses, charges and costs of whatever nature, including, without limitation, legal and notarial expenses (if any) (up to a pre-agreed cap, other than (i) those fees related only to the creation of the Pledge and (ii) in case of enforcement of the Pledge), relating to or in any way connected with this Deed or the Pledge shall solely be borne by the Pledgor.

(b)	The Secured Creditors, when exercising their rights or powers pursuant to each provision of this Deed, as well as when performing its obligations pursuant to each provision of this Deed, shall be liable towards the Pledgor for any liability or costs that are unjustly caused to the Pledgor only in case of wilful misconduct or gross negligence.

(c)	Since it has been executed as an exchange of commercial correspondence, this Agreement is not subject to registration tax in Italy upon execution and a registration tax shall be due only

(i) "in caso d'uso" event pursuant to the provisions of Article 6 of Presidential Decree No. 131 of 26 April 1986 ("Decree No. 131"), (ii) in case of "enunciazione" pursuant to the provisions of Article 22 of Decree No. 131 or (iii) in case of voluntary submission to the Italian tax authorities for registration. Such being the cases the registration tax will be borne by the Pledgor.

12.	CONTINUATION OF THE PLEDGE

(a)	In case of successione a titolo parlicolare into the Secured Obligations in accordance with the terms and the conditions of the Loan Agreement, at the request of the Secured Creditors and at costs and expenses of the Secured Creditors and in the manner and at the time specified by the Secured Creditors, the Pledgor shall execute (and procure that the Company and the Depositary- as applicable - execute) any deed, agreement, document, act or certificate, and shall take (and procure that the Company takes) all the steps and actions, which are necessary or appropriate, in the opinion of the Secured Creditors, to maintain the Pledge, including, without limitation:

(A)	procuring that the Depositary carries out the formalities described under Article 4(a) above for the valid perfection and continuation of the Pledge in favour of the Secured Creditors; and

(B)	procuring that the Depositary delivers to the Secured Creditors, within 10 (ten) Business Days of the formalities set out in paragraph (A) above, an account statement as set forth under Article 4(b) above.

(b)	In the event of one or more changes, of whatever nature and for whatever reason, in one or more terms of the Secured Obligations, including in case of execution of Long-Form Agreement(s), if the Secured Creditors deem it appropriate, the Pledgor shall execute at its own costs and expenses (and procure that the Company executes) any deed, agreement, document, act or certificate, and shall take at its own costs and expenses (and procure that the Company takes) all the steps and actions, which are necessary or appropriate, in the reasonable opinion of the Secured Creditors, to preserve the rights of the Secured Creditors under this Deed.

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13.	RELEASE OF THE PLEDGE

(a)	The Pledge which will be established under this Deed, as well as any and all rights and faculties of the Secured Creditor arising out of this Deed, shall remain in existence until the expiration of the Secured Period. For such purposes, upon the expiration of the Secured Period, the Pledge shall be released by the Secured Creditors, at the request and at the cost and expenses of the Pledgor.

(b)	On the date of release of the Shares from the Pledge, the Secured Creditors shall immediately authorise and instruct the Depositary to carry out the formalities for the cancellation of the Pledge in favour of the Secured Creditors and, in general, agree on and execute any deed, agreement, document, act or certificate, and take all steps and actions, which are necessary or proper, in the Pledgor's reasonable opinion, to cancel the Pledge.

14.	MISCELLANEA

(a)	Any waiver by the Secured Creditors of their rights and powers provided herein shall produce no effect, unless such waiver is made by the Secured Creditors in writing.

(b)	The rights and powers provided in this Deed for the benefit of the Secured Creditors are in addition to, and do not exclude, any further rights or powers which the Secured Creditors have or might become entitled to under the law.

(c)	The security interests referred to in this Deed have and shall have full effect irrespective of any other security or guarantee granted by the Pledgor or by any third parties in relation to the Secured Obligations or any of them, and are in addition and without prejudice to any further security interests or guarantees which the Secured Creditors already have or to which they shall become entitled in relation to each of the Secured Obligations.

(d)	The invalidity or the unenforceability of one of the provisions contained in this Deed shall not affect, to the extent allowed by the law, the validity and the enforceability of the other provisions of this Deed. The Parties hereby undertake to conduct negotiations in good faith so as to reach an agreement on the terms of a provision which would be acceptable to all the Parties and which would have a commercial effect as similar as possible to that of the invalid or unenforceable provision to be replaced.

(e)	The Parties acknowledge that this Deed has been specifically negotiated (costituisce oggetto di trattativa individuale) between the Pledgor and the Secured Creditors and therefore is not subject to the requirements set out under Section II of the "Disposizioni in materia di trasparenza de/le operazioni e dei servizi bancari e finanziari. Correttezza de/le relazioni tra intermediari e client!" issued by the Governor of the Bank of Italy on 9 February 2011, as amended from time to time.

15.	GOVERNING LAW AND JURISDICTION

(a)	This Deed (save for Clause 4 (Formalities for the creation of the Pledge) is governed by Italian law and shall be construed in compliance with it. Clause 4 (Formalities for the creation of the Pledge) is governed by Luxembourg law and shall be construed in compliance with it, as the Securities Account is opened with BPER Bank Luxembourg S.A..

(b)	The Courts of Milan have jurisdiction to settle any dispute arising from this Deed, without prejudice to the fulfilment of the preventive tentative of reconciliation (preventivo tentativo di conciliazione) pursuant to article 5 of the Italian Legislative Decree No. 28 of 4th March, 2010 (Attuazione dell'articolo 60 de/la legge 18 giugno 2009, n. 69, in materia di mediazione finalizzata al/a conci/iazione de/le controversie civili e commerciali), if applicable, and to the right of the Secured Creditors to seek interim measures (prowedimenti cautelari) or the enforcement (esecuzione) before any other competent court, including the Luxembourg courts.

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SCHEDULE 1

DESCRIPTION OF THE SECURED OBLIGATIONS

Save as otherwise provided herein defined terms shall have the same meaning attributed to them in the Loan Agreement, as applicable.

Loan Amount: USD 6,500,000.00 (United States Dollars six million five hundred thousand/00).

Purpose of the Loan: funding for USD 5,000,000.00 (United States Dollars five million/00). of the purchase of TKOI Shares by VDA Group and financing for USD 1,500,000.00 (United States Dollars one million five hundred thousand/00) working capital and general corporate purposes.

Repayment: the Borrower shall repay the Loan in full, including the principal amount and any outstanding interest, at the expiration of the Loan Term.

Expiration of Loan: 6 July 2025.

Interest: six (6) % p.a. payable on quarterly basis on 31 March, 30 June, 30 September, 31 December of each year.

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SCHEDULE 2

NOTICE TO DEPOSITARY

[Details of Depositary]

(the "Depositary")

[•], [•] 2022

Dear Sirs,

VDA Group S.p.A. - Notice of Pledge

We hereby give you notice that all of the shares of VOA Group S.p.A. owned by VOA Holding S.A. and deposited in the name of VOA Holding S.A. with you in the account LUSS 2981 0000 0005 6707 (the "Account"), have been pledged in favour of Nomadix Holdings LLC pursuant to a share pledge agreement entered into by exchange of commercial correspondence on [•] 2022 between Nomadix Holdings LLC on the one part, and VDA Holding S.A., on the other part (the "Pledge Agreement"). The Pledge Agreement is hereby attached for your ease of reference.

The full data of the beneficiary of the pledge (the"Pledgee") for your records are as follows:

- Nomadix Holdings LLC, a limited liability company duly organized and existing under the laws of Delaware (USA), with registered address at 1209 Orange St., New Castle, WILMINGTON, DE 19801, with the Delaware Business Registry File Number 7506079.

We hereby irrevocably instruct you to proceed with the update of your records and, also in accordance with Article 5 of the Law on Financial Collateral, make all and every registration on the Account and in relation to the shares in order to perfect the pledge.

We irrevocably instruct you, in accordance with Article 5 of the Law on Financial Collateral, to act in compliance with the Pledgee's instructions relating to the Shares and without any further agreement or confirmation by the Pledgor.

The pledge secures the Secured Obligations (as defined in the above mentioned Pledge Agreement).

The rights to vote and receive dividends are regulated by Clause 6 (Voting Rights and Dividends) of the abovementioned Pledge Agreement. In particular, until the occurrence of an Event of Default (as notified by the Pledgee), the voting rights relating to the pledged shares in the shareholders' meetings of the Company and the rights to dividends, to distribution and to interests relative to the above shares shall continue to be vested into the Pledgor, all pursuant to Clause 6 (Voting Rights and Dividends) of the Pledge Agreement. Occurrence of an Event of Default will be promptly notified in writing to you by email from the following address: jack@gatewh.com by the Pledgee, in the person of Mr. Jack Brannelly in his capacity as General Counsel of the Pledgee, or by any other person(s) indicated to you from time to time by the Pledgee as its authorized representative(s). It remains agreed that a written communication by the Pledgee shall be considered conclusive as between the Pledgor and the Depositary.

Upon notification of an Event of Default by the Pledgee, any rights to dividends, to distribution and to interests relative to the above shares shall be paid exclusively to the pledgee, on that bank account that the Pledgee shall indicate for such purpose.

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We may dispose of the shares only by written consent of the Pledgee. As a consequence, failing such consent shown to you, no order for the sale of the shares may be carried out by you. Please acknowledge receipt of this notice confirming that the pledge over the mentioned shares in VOA Group S.p.A. has been duly noted in your records and over the Account and please provide the Pledgee an excerpt therefrom.

Best regards,

______________________

VOA Holding S.A.

______________________

Nomadix Holdings LLC

*** *** ***

We would be grateful if you could please copy the text of this letter on your letterhead and return it back to us duly executed by you in sign of full acceptance.

Yours sincerely,

VDA Holding S.A.

______________________

  Name:

Title:

______________________

  Name:

Title:

*** *** ***

In sign of our full and irrevocable acknowledgement and acceptance. Yours sincerely,

Nomadix Holdings LLC

/s/ Edward L. Helvey

Name: Edward L. Helvey

Title: Manager

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